Exhibit 16.1

PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

April 2, 2013

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC  20549

Ladies and Gentlemen:

We have read Item 4.01 of Dakota Territory Resource Corp. of Form 8-K dated April 1, 2013, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board